Exhibit 99.1

For Release:	9:00 a.m. ET	Contacts:	Julie S. Ryland
	Monday, June 25, 2007		205-326-8421

McManus Elected Chief Executive Officer of Energen Corporation

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) today announced that James T. McManus II has been elected Chief Executive Officer of Energen and its two operating subsidiaries, effective July 1, 2007. McManus, 48, will continue to serve as President of Energen and Energen Resources Corporation, the Company’s oil and gas exploration and production unit. McManus is a director of Energen and all its subsidiaries.

McManus succeeds Wm. Michael Warren Jr., 60, who will continue as Chairman of Energen and its subsidiaries until his expected retirement at the end of 2007.

“This is the latest step in our succession plan,” Warren said, “and I am pleased that our efforts are leading to a smooth transition. The time is right for these changes. Energen has enjoyed a decade of outstanding success. The next several years, with organic production growth from our inventory of drilling opportunities and the exciting possibilities offered us by the potential resource play in multiple shales in Alabama, give Energen Corporation a clear road map for the future.”

“James McManus has led the growth effort at Energen Resources, and his broad experience will serve Energen well as we look to future opportunities for the Company,” Warren said.

McManus was elected President and Chief Operating Officer of Energen in January 2006. He joined Energen in 1986 and served in numerous financial and strategic planning capacities before being named President and Chief Operating Officer of Energen Resources in 1997. Prior to joining Energen, McManus was employed by Coopers & Lybrand (now, PricewaterhouseCoopers).

McManus is a member of the boards and executive committees of the American Exploration and Production Council and the U.S. Oil & Gas Association, a member of the National Petroleum Council, and a past-Director of the Independent Producers Association of America (IPAA). McManus, a Certified Public Accountant, earned a B.S. in Accounting at the University of Alabama. He and his wife, Gale, live in Hoover and have two children.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business focus on the development and production of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at http://www.energen.com/.

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